Exhibit 99.1

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura LeClair / Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4859
(441) 297-9513

AXIS CAPITAL REPORTS NET INCOME OF $117.8 MILLION FOR SECOND QUARTER 2003

Pembroke, Bermuda, August 6, 2003 – AXIS Capital Holdings Limited (“AXIS Capital”)  (NYSE:  AXS) today reported net income for the quarter of $117.8 million, or $0.81 per diluted share, compared to $30.0 million, or $0.22 per diluted share, for the second quarter ended June 30, 2002, an increase of $87.8 million, or $0.59 per diluted share. Net income for the six months ended June 30, 2003 rose 264% to $224.9 million, or $1.55 per diluted share, from $61.7 million, or $0.46 per diluted share, for the corresponding period in 2002.

Net income excluding net realized gains and losses on investments, net of tax for the second quarter of 2003 was $102.3 million, or $0.70 per diluted share, compared with $21.3 million, or $0.16 per diluted share, for the quarter ended June 30, 2002. Net income excluding net realized gains and losses on investments, net of tax for the six months ended June 30, 2003 was $198.4 million, or $1.36 per diluted share, compared with $52.3 million, or $0.39 per diluted share, for the six months ended June 30, 2002. Net income excluding net realized gains and losses on investments, net of tax is a non-GAAP financial measure. A reconciliation of this measure to net income is presented at the end of this release.

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

Shareholders’ equity has grown to $2.2 billion as at June 30, 2003. Diluted book value per share was $15.44, an increase of $1.48 or 10.6% from December 31, 2002.  Diluted book value per share is a non-GAAP financial measure. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

John Charman, President and CEO, commented “We are delighted to have produced such a strong set of financial results for our first reporting period as a public company.  These results clearly demonstrate the differentiating AXIS franchise that has been built over the last eighteen months. All four of our underwriting segments are now fully operational, each has top quality ratings, excellent staff and well capitalized platforms from which we can not only sustain our profitability but, more importantly, from which we can generate future growth.”

Gross premiums written for the second quarter of 2003 were $551.5 million compared to $260.7 million for the second quarter 2002.  Of these premiums written: $207.7 million were derived from global insurance compared to $163.5 million in the corresponding quarter of 2002; $120.1 million from global reinsurance compared to $97.2 million in the corresponding quarter of 2002; $171.1 million from U.S. insurance; and $52.6 million from U.S. reinsurance.  The latter two segments began underwriting at the start of 2003; therefore, there are no comparatives for the periods in 2002. For the quarter ended June 30, 2003 compared to the quarter ended June 30, 2002, net premiums written rose to $449.8 million from $234.0 million and net premiums earned increased to $335.6 million from $94.5 million.

For the quarter ended June 30, 2003, net investment income, including realized gains of $15.7 million, was $31.6 million compared with $22.7 million, including realized gains of $8.7 million, for the quarter ended June 30, 2002.

During the second quarter of 2003, the Company generated a combined ratio of 81.5%, a loss ratio of 58.3% and an expense ratio of 23.2% compared to 92.4%, 58.7% and 33.7%, respectively, for the second quarter of 2002.

Gross premiums written for the first six months of 2003 were $1,160.0 million compared to $526.4 million for the first six months of 2002.  Of these premiums written: $451.3 million were derived from global insurance compared to $304.8 million in the corresponding period of 2002; $331.6 million from global reinsurance compared to $221.6 million in the corresponding period of 2002; $263.0 million from U.S. insurance; and $114.1 million from U.S. reinsurance.  For the six months ended June 30, 2003 compared to the six months ended June 30, 2002, net premiums written increased to $990.0 million from $494.6 million and net premiums earned rose to $638.0 million from $150.1 million.

For the six months ended June 30, 2003, net investment income, including realized gains of $26.9 million, was $54.2 million compared with $43.3 million, including realized gains of $9.5 million, for the six months ended June 30, 2002.

During the first six months of 2003, the Company generated a combined ratio of 77.5%, a loss ratio of 53.6% and an expense ratio of 23.9% compared to 87.8%, 56.5% and 31.3%, respectively, for the first six months in 2002.

Subsequent to the end of the second quarter, the Company completed an initial public offering, which raised total net proceeds for the Company of $316.0 million from the sale of 15.4 million common shares.

AXIS Capital will host a conference call on Thursday, August 7, 2003 at 8:30 AM (Eastern) to discuss the second quarter financial results. This presentation will be available through an audio webcast accessible through the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to the Company’s financial results for the second quarter is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity in excess of $2.2 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.  These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from the Company’s expectations.  Important factors that could cause actual events or results to be materially different from the Company’s expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3), failure of any of the loss limitation methods we employ, (4) effects of emerging claims and coverage issues, (5) a decline in our ratings with Standard & Poor’s and A.M. Best, (6) loss of business provided to us by our major brokers, (7) general economic conditions, (8) increased competition on the basis of pricing, capacity, coverage terms or other factors, and (9) changes in governmental regulations.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Cash and cash equivalents	$927,087	$729,296
Investments at fair market value	2,394,606	1,702,990
(Amortized cost 2003:$2,355,341; 2002:$1,677,506)
Accrued interest receivable	15,236	16,502
Insurance and reinsurance premium balances receivable	663,758	375,508
Deferred acquisition costs	139,445	77,166
Prepaid reinsurance premiums	145,704	49,673
Reinsurance recoverable	51,841	1,703
Intangible assets	27,579	14,079
Other assets	20,973	19,204
Total Assets	$4,386,229	$2,986,121

Liabilities
Reserve for losses and loss expenses	$569,253	$215,934
Unearned premiums	1,001,225	555,962
Insurance and reinsurance balances payable	214,739	142,696
Accounts payable and accrued expenses	54,375	24,119
Net payable for investments purchased	334,082	86,377
Total Liabilities	2,173,674	1,025,088

Shareholders’ Equity
Share capital
(Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2003; 138,925,528: 2002; 138,168,520)	1,737	1,727
Additional paid-in capital	1,697,824	1,686,599
Deferred compensation	(17,397)	(20,576)
Accumulated other comprehensive income	37,720	25,484
Retained earnings	492,671	267,799
Total Shareholders’ Equity	2,212,555	1,961,033

Total Liabilities & Shareholders’ Equity	$4,386,229	$2,986,121

Book value per common share	$15.93	$14.19

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarter and six months ended June 30, 2003 and 2002

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues
Gross premiums written	$551,450	$260,721	$1,160,037	$526,400
Premiums ceded	(101,626)	(26,758)	(170,069)	(31,812)
Change in unearned premiums	(114,232)	(139,493)	(351,949)	(344,516)
Net premiums earned	335,592	94,470	638,019	150,072

Net investment income	15,904	14,055	27,256	33,837
Net realized gains	15,705	8,690	26,903	9,463
Other insurance related income	10,102	—	11,208	—
Total revenues	377,303	117,215	703,386	193,372

Expenses
Net losses and loss expenses	195,620	55,437	341,955	84,786
Acquisition costs	55,945	20,008	108,980	28,900
General and administrative expenses	21,719	11,859	43,297	18,052
Foreign exchange gains	(12,855)	(115)	(14,742)	(109)
Total expenses	260,429	87,189	479,490	131,629

Income before income taxes	116,874	30,026	223,896	61,743
Income tax recovery (expense)	880	(19)	976	(19)
Net Income	$117,754	$30,007	$224,872	$61,724

Weighted average common shares and common share equivalents - basic	136,509,891	135,181,081	136,440,383	135,158,314

Weighted average common shares and common share equivalents - diluted	145,701,443	135,311,032	145,045,136	135,288,513

Net income per share - basic	$0.86	$0.22	$1.65	$0.46

Net income per share - diluted	$0.81	$0.22	$1.55	$0.46

Insurance Ratios
Loss ratio	58.3%	58.7%	53.6%	56.5%
Expense ratio	23.2%	33.7%	23.9%	31.3%
Combined ratio	81.5%	92.4%	77.5%	87.8%

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, the Company has presented “net income excluding net realized gains and losses on investments, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. The Company has included the first measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate earnings before realized gains and losses, adjusted for tax to make performance comparisons with the Company’s industry peers. The Company has included the second measure relating to diluted book value per share as it believes that this is a valid method of assessing shareholder return.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the quarter and six months ended June 30, 2003 and 2002

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net income	117,754	30,007	224,872	61,724

Adjustment for net realized gains on investments	(15,705)	(8,690)	(26,903)	(9,463)
Adjustment for associated tax impact of net realized gains on investments	325	—	403	—

Net income excluding realized gains on investments, net of tax	$102,374	$21,317	$198,372	$52,261

Net income per share - diluted	$0.81	$0.22	$1.55	$0.46

Adjustment for net realized gains on investments	(0.11)	(0.06)	(0.19)	(0.07)
Adjustment for associated tax impact of net realized gains on investments	—	—	—	—

Net income excluding realized gains on investments, net of tax per diluted share	$0.70	$0.16	$1.36	$0.39

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at June 30, 2003 and December 31, 2002

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	June 30, 2003	December 31, 2002

Shareholders’ equity	2,212,555	1,961,033

Shares outstanding	138,925,528	138,168,520

Book value per share	$15.93	$14.19

Diluted book value on an “as if converted basis”

Shareholders’ equity	2,212,555	1,961,033
add in:
proceeds on exercise of options	61,331	58,323
proceeds on exercise of warrants	244,784	243,166

Adjusted shareholders’ equity	2,518,670	2,262,522

As if converted diluted shares outstanding
Shares outstanding	138,925,528	138,168,520
add in:
exercise of options	4,667,512	4,475,512
exercise of warrants	19,582,720	19,453,304

Diluted shares outstanding	163,175,760	162,097,336

Diluted book value per share	$15.44	$13.96